                                                                    Exhibit 12.1

                             Barneys New York, Inc.
       Computation of Historical Ratios of Earnings to Fixed Charges -a.
                       (In Thousands, Except Ratio Data)


                                                                                                  Predecessor Company
                                                                                                  Six Months  Fiscal
                                           Six Months Ended         Fiscal Year Ended                Ended    Year Ended
                                           -----------------  ------------------------------------  -------  --------
                                            August     August February February  February January   January   August
                                              2,         3,      1,       2,         3,     29,       30,        1,
                                             2003       2002    2003     2002      2001     2000     1999       1998
                                           --------  -------- -------- --------  -------- --------  --------  --------

Pre tax earnings/(loss) .................. $ (3,012) $    235 $  9,066 $(14,732) $  1,156 $ (4,983) $ (8,291) $(19,876)

Interest Expense, including amortization
of debt issuance costs and discounts .....    7,293     6,072   11,082   10,786    12,458   13,137     4,758    11,967

Interest portion of rental expense .......    5,541     5,342   10,807   10,456     9,707   10,175     2,372     5,363
                                           --------  -------- -------- --------  -------- --------  --------  --------
Adjusted income from continuing operations $  9,822  $ 11,649 $ 30,955 $  6,510  $ 23,320 $ 18,329  $ (1,160) $ (2,546)
                                           ========  ======== ======== ========  ======== ========  ========  ========
Fixed Charges:

Interest Expense, including amortization
of debt issuance costs and discounts .....    7,293     6,072   11,082   10,786    12,458   13,137     4,758    11,967

Interest portion of rental expense .......    5,541     5,342   10,807   10,456     9,707   10,175     2,372     5,363
                                           --------  -------- -------- --------  -------- --------  --------  --------
Total Fixed Charges ...................... $ 12,834  $ 11,414 $ 21,889 $ 21,242  $ 22,164 $ 23,312  $  7,131  $ 17,330
                                           ========  ======== ======== ========  ======== ========  ========  ========
Ratio of Earnings to Fixed Charges .......     - b.      1.02     1.41      -  b.    1.05      - b.      - b.     - b.





a. For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before extraordinary items and income taxes and (ii) interest expense, including amortization of debt issuance costs, discounts and the portion of rents representative of an interest factor. Fixed charges consist of interest expense including amortization of debt issuance costs, discounts and the portion of rents representative of an interest factor.





b. Earnings were insufficient to cover fixed charges for the six months ended August 2, 2003 by $3.0 million, for the fiscal year ended February 2, 2002 by $14.7 million, for the fiscal year ended January 29, 2000 by $5.0 million, for the six months ended January 28, 1999 by $8.3 million and for the fiscal year ended August 1, 1998 by $19.9 million. Therefore the ratio is less than 1 to 1 and is not shown.